Exhibit 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. COMPLETES

DELAWARE HOLDING COMPANY REORGANIZATION

NASDAQ TICKER SYMBOL TO REMAIN “RMCF”

DURANGO, Colorado (March 2, 2015) – Rocky Mountain Chocolate Factory, Inc., a Colorado corporation (Nasdaq Global Market: RMCF) (the “Company”), today announced that it has completed its previously announced holding company reorganization, pursuant to which a new Delaware corporation with the same name, Rocky Mountain Chocolate Factory, Inc. (“RMCF Delaware”), has replaced the Company as the publicly held corporation. At the market open today, March 2, 2015, the shares of common stock of RMCF Delaware will commence trading on the Nasdaq Global Market under the ticker symbol “RMCF”, the same ticker symbol previously used by the Company.

As a result of the reorganization, the Company has become a wholly-owned subsidiary of RMCF Delaware. In addition, the Company’s shareholders have automatically become shareholders of RMCF Delaware on a one-for-one basis, holding the same number of RMCF Delaware shares and the same ownership percentage after the reorganization as they held immediately prior to the reorganization. The business operations, directors and executive officers of the company will not change as a result of the reorganization.

The reorganization was generally tax-free for the Company’s shareholders. The reorganization was approved by shareholders at the Company’s Annual Meeting of Shareholders held on February 19, 2015.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. Currently, the Company, its subsidiaries and its franchisees operate Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 41 states, Canada, Japan, South Korea, The United Arab Emirates, The Kingdom of Saudi Arabia, Pakistan and Turkey.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 375-5678.